Exhibit 12

Main Place Funding, LLC
Exhibit 12. Ratio of Earnings to Fixed Charges

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(Dollars in Thousands)


                                                    Year               Year            Year
                                                   Ended              Ended           Ended
                                                December 31,       December 31,    December 31,
                                                    2000               1999            1998
-----------------------------------------------------------------------------------------------
Income before taxes                                  $ 911,225     $ 1,257,141     $2,341,426

Fixed charges:
     Interest expense                                  341,978         477,810      1,056,419
     Amortization of debt discount and
       appropriate issuance costs                        2,962           3,306          3,128
                                               -----------------------------------------------
        Total fixed charges                            344,940         481,116      1,059,547

Earnings before fixed charges                       $1,256,165     $ 1,738,257     $3,400,973
                                               ===============================================

Fixed charges                                        $ 344,940     $   481,116     $1,059,547
                                               ===============================================

Ratio of Earnings to Fixed Charges                        3.64            3.61           3.21


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